Exhibit 99.1

1-800-FLOWERS.COM® Reports Revenue Growth of 8.4 Percent to $158 Million for its Fiscal 2008 First Quarter

  Net loss for the quarter improved 8.4 percent to ($5.3) million, or ($0.08) per share, compared with ($5.8) million, or ($0.09) per share, in the prior year period.
  Operating Expense Ratio (excluding depreciation and amortization) improved 300 basis points to 40.4 percent; Gross Profit Margin declined 200 basis points to 39.1 percent, primarily reflecting the wholesale margins associated with the Company’s DesignPac Gifts acquisition, as well as higher year-over-year fuel surcharges from the Company’s third-party shipping vendors.
  EBITDA* loss for the quarter improved 40.0 percent, or approximately $1.4 million, to ($2.0) million, compared with an EBITDA loss of ($3.4) million in the prior year period, reflecting the combination of revenue growth and improvement in Operating Expense Ratio. (*Earnings Before Interest, Taxes, Depreciation and Amortization. A reconciliation of GAAP Net Income to EBITDA is included as part of the attached tables.)

CARLE PLACE, N.Y.--(BUSINESS WIRE)--October 23, 2008--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the world’s leading florist and a provider of specialty gifts for all occasions, today reported revenues of $158.0 million for its fiscal 2009 first quarter ended September 28, 2008, representing an increase of 8.4 percent compared with revenues of $145.8 million reported in the prior year period. The Company attributed the revenue growth during the fiscal first quarter to contributions from its most recent acquisitions and continued strong market share growth in its Bloomnet Wire Service business. The Company noted that the fiscal first quarter is typically its lowest in terms of revenues due to the lack of gifting occasions during the summer months.

Highlighting the fiscal first quarter results was the improved operating leverage the Company achieved, resulting in a 300 basis point reduction in its operating expense ratio (excluding depreciation and amortization) to 40.4 percent compared with the prior year period. Gross margin for the quarter was 39.1 percent, down 200 basis points, primarily reflecting the impact of lower wholesale margins associated with DesignPac Gifts, which the Company acquired in the fourth quarter of fiscal 2008, as well as higher year-over-year fuel surcharges from the Company’s third-party shipping vendors.

The combination of these factors resulted in an EBITDA* improvement for the quarter of approximately $1.4 million, or 40 percent, to ($2.0) million, compared with ($3.4) million in the prior year period, and an improvement in net loss to ($5.3) million, or ($0.08) per share, compared with ($5.8) million, or ($0.09) per share, in the prior year period.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “Our solid revenue growth during the quarter was driven by contributions from DesignPac Gifts, which we acquired in our fiscal 2008 fourth quarter combined with accelerated growth in our BloomNet Wire Service business. BloomNet’s strong growth included continued market share gains as well as contributions from the acquisition we made in July. These strong results illustrate our strategy to grow revenues profitably through a combination of organic initiatives, business development and strategic acquisitions. Importantly, during the quarter we continued to leverage our business platform to reduce costs. These efforts resulted in an improvement of 300 basis points in our operating expense ratio. Combined with the revenue growth, this enabled us to improve EBITDA 40 percent and EPS more than 12 percent compared with the prior year period. We anticipate continued improvements in these areas this year.”

McCann also noted that, during the fiscal first quarter, the Company further strengthened its balance sheet through an amended credit agreement with a syndicate of banks led by JPMorgan Chase Bank, N.A. The credit facility provides for borrowings of up to $293 million and is comprised of $165 million available under the revolving credit commitment and $128 million in term loan debt. “We were very pleased to have completed the amendment to our existing bank credit agreement at favorable rates and terms, particularly considering the uncertainty in the credit markets. The new credit facility further strengthens our balance sheet and, combined with our increasing cash flow generation, positions us well to continue our growth strategy in fiscal 2009 and beyond,” said McCann.

During the fiscal first quarter, the Company attracted 461,000 new customers, of whom 75 percent, or 344,000, came to the Company through its online channels. Approximately 1.3 million customers placed orders during the quarter, of which 64 percent were repeat customers. This reflects the Company’s ongoing focus on deepening the relationship with its existing customers as their trusted source for gifts and services for all of their celebratory occasions.

CATEGORY RESULTS:

The Company provides selected financial results for its Floral and Gifts business categories in the tables attached to this release and as follows:

FLORAL:

  1-800-FLOWERS.COM Consumer Floral: During the fiscal 2009 first quarter, revenues in this category were $83.5 million compared with $87.6 million in the prior year period. Gross margin for the quarter was 38.0 percent compared with 38.9 percent in last year’s first quarter, primarily reflecting promotional pricing and higher fuel surcharges on direct-ship products from the Company’s third-party shipping vendors. The lower gross margin results were somewhat offset by enhanced operating leverage. As a result of these factors, category contribution margin was $10.7 million compared with $11.9 million in the prior year period. (The Company defines Category Contribution Margin as earnings before interest, taxes, depreciation and amortization and before allocation of corporate overhead expenses.)

  BloomNet Wire Service: Revenues increased 58.9 percent to $15.7 million compared with $9.9 million in the year ago period. This reflects both continued market share growth as well as contributions from the acquisition the Company made in July, 2008. Gross margin was 53.1 percent compared with 56.7 percent in the prior year period. The decline in gross margin can be attributed to product mix, reflecting the impact of wholesale margins associated with the contribution from the aforementioned acquisition. The lower gross margin percentage was more than offset by the strong revenue growth and significantly enhanced operating leverage, resulting in a category contribution margin increase of 72.3 percent to $4.4 million compared with $2.6 million in last year’s first quarter.

GIFTS:

  Gourmet Food and Gift Baskets: Revenues increased 60.5 percent to $37.2 million compared with $23.2 million in the prior year period. Gross margin was 32.3 percent compared with 40.9 percent in the year ago first quarter. Category contribution margin improved 52 percent, or $964,000, to ($891,000) compared with ($1.9) million in the prior year period. Fiscal 2009 first quarter results in this category reflect contributions from DesignPac Gifts, without which revenues and category contribution margin would have been down slightly compared with the prior year period while gross margin would have improved slightly.
  Home and Children’s Gifts: Consistent with management’s plan and previous guidance to reduce marketing investments in this area, revenues for the quarter were $22.6 million compared with $24.7 million in the prior year period. Gross margin improved 130 basis points to 42.6 percent compared with 41.3 percent in the prior year period, reflecting enhanced sourcing and shipping initiatives. As a result, category contribution margin was ($2.2) million compared with ($2.3) million in the prior year period.

Company Guidance:

McCann said, “We are keenly aware of the uncertainty facing consumers and businesses alike in today’s economic landscape. With that said, we continue to be highly focused on achieving our bottom-line growth goals by leveraging our business platform to reduce our operating expense ratio. Our proven abilities in this area enable us to reiterate our fiscal 2009 bottom-line guidance, which calls for EBITDA growth of approximately 15 percent and EPS growth of approximately 20 percent compared with the prior year. In terms of revenue growth, while we have good visibility regarding the anticipated revenue contributions from our recent acquisitions, as well as the continued market share growth in our BloomNet Wire Service business, we believe consumers are under significant pressure to be more cautious in their spending as we head into the key holiday shopping period. Reflecting these factors, we believe it is prudent to moderate our revenue growth guidance for fiscal 2009 from our previous target of 10 percent to a range of 5-to-7 percent. With that said, we believe our customers still have a need to connect and express themselves with the important people in their lives and we believe we are uniquely well positioned to help them – with an expanded range of gifts and services that provide excellent value and convenience. Importantly, we have a very strong balance sheet that provides us with significant flexibility in our marketing and merchandising plans going forward. As a result, we are well positioned to accelerate our revenue growth when the economy allows.”

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For more than 30 years, 1-800-FLOWERS.COM, Inc. has been providing customers with fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, balloons and plush stuffed animals perfect for every occasion. 1-800-FLOWERS.COM® (1-800-356-9377 or www.1800flowers.com), is one of the top 50 online retailers by Internet Retailer, as well as 2008 Laureate Honoree by the Computerworld Honors Program and the recipient of ICMI’s 2006 Global Call Center of the Year Award. 1-800-FLOWERS.COM offers the best of both worlds: exquisite arrangements created by some of the nation’s top floral artists and hand-delivered the same day, and spectacular flowers shipped overnight “Fresh From Our Growerssm.” As always, 100% satisfaction and freshness are guaranteed. The Company’s BloomNet® international floral wire service provides (www.mybloomnet.net) a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably.

The 1-800-FLOWERS.COM, Inc. “Gift Shop” also includes gourmet gifts such as popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl&Co.® (1-800-443-8124 or www.cherylandco.com); premium chocolates and confections from Fannie May Confections Brands® (www.fanniemay.com and www.harrylondon.com); gourmet foods from Greatfood.com® (www.greatfood.com); wine gifts from Ambrosia® (www.ambrosia.com); gift baskets from 1-800-BASKETS.COM® (www.1800baskets.com) and DesignPac Gifts™ (www.designpac.com) as well as Home Decor and Children’s Gifts from Plow & Hearth® (1-800-627-1712 or www.plowandhearth.com), Wind & Weather® (www.windandweather.com), HearthSong® (www.hearthsong.com) and Magic Cabin® (www.magiccabin.com). Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market under ticker symbol FLWS.

Definitions:

EBITDA: Net income (loss) before interest, taxes, depreciation and amortization. The Company presents EBITDA because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA (with additional adjustments) to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA is also used by the Company to evaluate and price potential acquisition candidates. EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations for continued improvement in Company and category EBITDA and EPS and the Company’s guidance with respect to fiscal 2008, including its fiscal second quarter. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the company’s control, that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, among others: the Company’s ability to achieve its revenue and profitability growth guidance for fiscal year 2009; its ability to reduce costs and enhance its profit margins; its ability to manage the increased seasonality of its businesses; its ability to effectively integrate and grow DesignPac Gifts and its other acquired companies; its ability to achieve revenue contributions from its acquisitions; its ability to achieve revenue growth associated with market share gains in its BloomNet wire service business; its ability to cost effectively acquire and retain customers; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to cost efficiently manage inventories; its ability to leverage its operating infrastructure; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2008 and its subsequent Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward-looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

Conference Call:

The Company will conduct a conference call to discuss the attached financial results today, Thursday, October 23rd, 2008 at 11:00 a.m. EDT. The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowers.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within 2 hours of the call’s completion. A telephonic replay of the call can be accessed beginning at 2:00 p.m. EDT on Thursday, 10/23/08 through 11:59 p.m. (EDT) on Saturday, 10/25/08 at: 1-888-203-1112 or 1-719-457-0820 (international); enter replay pass code #6635164.

[Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.]

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)

	September 28, 2008	June 29, 2008
	(unaudited)
Assets
Current assets:
Cash and equivalents	$3,490	$12,124
Receivables, net	35,324	13,443
Inventories	119,809	67,283
Deferred tax assets	7,977	7,977
Prepaid and other	16,731	8,723
Total current assets	183,331	109,550

Property, plant and equipment at cost, net	73,620	65,737
Goodwill	124,062	124,164
Other intangibles, net	66,391	67,380
Other assets	6,760	4,507
Total assets	$454,164	$371,338

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$73,272	$63,248
Current maturities of long-term debt and obligations under capital leases	44,797	12,886
Total current liabilities	118,069	76,134

Long-term debt and obligations under capital leases	100,063	55,250
Deferred tax liabilities	5,527	5,527
Other liabilities	3,011	2,962
Total liabilities	226,670	139,873
Total stockholders’ equity	227,494	231,465
Total liabilities and stockholders’ equity	$454,164	$371,338

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Income (Unaudited) (In thousands, except for per share data)

	Three Months Ended
	September 28, 2008	September 30, 2007

Net revenues:
E-commerce	$107,749	$114,503
Other	50,284	31,307

Total net revenues	158,033	145,810

Cost of revenues	96,210	85,929

Gross profit	61,823	59,881

Operating expenses:
Marketing and sales	42,648	42,779
Technology and development	5,670	5,235
General and administrative	15,516	15,218
Depreciation and amortization	5,688	4,870

Total operating expenses	69,522	68,102

Operating loss	(7,699)	(8,221)

Other income (expense):
Interest income	96	178
Interest expense	(1,159)	(1,545)
Other	9	18

Total other income (expense), net	(1,054)	(1,349)

Loss before income taxes	(8,753)	(9,570)
Income tax benefit	3,449	3,780

Net loss	($5,304)	($5,790)

Basic and diluted net loss per common share	($0.08)	($0.09)
Weighted average shares used in calculation of basic and diluted net loss per common share	63,518	62,638

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (In thousands) (unaudited)

	Three Months Ended
	September 28, 2008	September 30, 2007

Operating activities
Net loss	($5,304)	($5,790)
Reconciliation of net loss to net cash used in operations:
Depreciation and amortization	5,688	4,870
Deferred taxes	-	(3,780)
Stock based compensation	1,219	1,469
Bad debt expense	517	584
Other non-cash items	(124)	97
Changes in operating items:
Receivables	(20,446)	(4,489)
Inventories	(49,092)	(21,179)
Prepaid and other	(7,973)	(8,766)
Accounts payable and accrued expenses	8,250	(5,272)
Other assets	88	351
Other liabilities	49	(67)

Net cash used in operating activities	(67,128)	(41,972)

Investing activities
Capital expenditures	(7,113)	(4,332)
Proceeds from sale of business	25	-
Acquisitions, net of cash required	(9,297)	(4,366)
Other, net	61	48
Net cash used in investing activities	(16,324)	(8,650)

Financing activities
Proceeds from exercise of employee stock options	114	846
Proceeds from bank borrowings	83,000	50,000
Repayment of notes payable and bank borrowings	(6,276)	(12,481)
Debt issuance costs	(2,018)	-
Repayment of capital lease obligations	(2)	(9)

Net cash provided by financing activities	74,818	38,356

Net change in cash and equivalents	(8,634)	(12,266)
Cash and equivalents:
Beginning of period	12,124	16,087

End of period	$3,490	$3,821

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Category Information (in thousands) (unaudited)

	Three Months Ended
	September 28, 2008	September 30, 2007	% Change

Net revenues:
1-800-Flowers.com Consumer Floral	$83,501	$87,599	(4.7%)
BloomNet Wire Service	15,715	9,891	58.9%
Gourmet Food & Gift Baskets	37,184	23,162	60.5%
Home & Children’s Gifts	22,595	24,735	(8.7%)
Corporate (*)	204	1,125	(81.9%)
Intercompany eliminations	(1,166)	(702)	(66.1%)
Total net revenues	$158,033	$145,810	8.4%

	Three Months Ended
	September 28, 2008	September 30, 2007	% Change

Gross profit:
1-800-Flowers.com Consumer Floral	$31,709	$34,096	(7.0%)
	38.0%	38.9%

BloomNet Wire Service	8,340	5,609	48.7%
	53.1%	56.7%

Gourmet Food & Gift Baskets	12,013	9,483	26.7%
	32.3%	40.9%

Home & Children’s Gifts	9,626	10,206	(5.7%)
	42.6%	41.3%

Corporate (*)	157	507	(69.0%)
	77.0%	45.1%

Intercompany eliminations	(22)	(20)
Total gross profit	$61,823	$59,881	3.2%
	39.1%	41.1%

	Three Months Ended
	September 28, 2008	September 30, 2007	% Change

Category Contribution Margin:
1-800-Flowers.com Consumer Floral	$10,742	$11,945	(10.1%)
BloomNet Wire Service	4,419	2,564	72.3%
Gourmet Food & Gift Baskets	(891)	(1,855)	52.0%
Home & Children’s Gifts	(2,206)	(2,296)	3.9%
Category Contribution Margin Subtotal	12,064	10,358	16.5%
Corporate (*)	(14,075)	(13,709)	(2.7%)
EBITDA	($2,011)	($3,351)	40.0%

(*) Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Share-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific category.

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Appendix A – Reconciliations of Historical Information (In thousands) (unaudited)

Reconciliation of Net Income to EBITDA:

	Three Months Ended
	September 28, 2008	September 30, 2007

Net loss	($5,304)	($5,790)
Add:
Interest expense	1,159	1,545
Depreciation and amortization	5,688	4,870

Less:
Income tax benefit	3,449	3,780
Interest income	96	178
Other income	9	18

EBITDA	($2,011)	($3,351)

CONTACT:
1-800-FLOWERS.COM
Investors:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Steven Jarmon, 516-237-4675
sjarmon@1800flowers.com